Exhibit A

JOINT FILING AGREEMENT
The undersigned agree that this Schedule 13D/A, dated January 30, 2018, relating to the Common Shares, par value $0.05 per share of Golden Ocean Group Limited shall be filed on behalf of the undersigned.
January 30, 2018
(Date)

Hemen Holding Limited

By: /s/ Spyros Episkopou
Name: Spyros Episkopou Title: Director

Frontline Ltd.

By: /s/ Inger M. Klemp
Name: Inger M. Klemp Title: Principal Financial Officer
Greenwich Holdings Limited

By: /s/ Spyros Episkopou
Name: Spyros Episkopou Title: Director
C.K. Limited

By: /s/ Spyros Episkopou
Name: Spyros Episkopou Title: Director
Farahead Investments Inc.

By: /s/ Spyros Episkopou
Name: Spyros Episkopou Title: Director
Greenfields Holding Inc.

By: /s/ Spyros Episkopou
Name: Spyros Episkopou Title: Director

GSA Limited

By: /s/ Spyros Episkopou
Name: Spyros Episkopou Title: Director
/s/ John Fredriksen
(Signature)

John Fredriksen (Name)